Exhibit 10.1.35

September 10, 2003

Mr. Michael J. Chesser
4 East 95th Street
New York, NY 10128

Dear Mike:

It is with great pleasure that the Board of Directors of Great Plains Energy offers you the position of Chairman and Chief Executive Officer of Great Plains Energy.

The base salary for the position is $550,000 with an annual opportunity, under our current
Executive Incentive Plan, to earn up to 60% of annual salary at target performance.  A copy of the annual Incentive Plan is enclosed.  In addition, under the long term incentive plan you will be eligible in 2004 for performance shares of Great Plains Energy stock.  At the end of the three year period, if the company’s total shareholder return is at the 50% percentile (Edison Electric Institute statistics), you will be eligible for stock equal to one year’s salary.  At the 100th percentile you are eligible for a stock payment of two times salary.

We are hopeful that you will be able to join us by October 1, 2003. On joining Great Plains Energy, we are very pleased to grant you a one time award of restricted stock in an amount equivalent to twice salary, $1,100,000.00.  This will vest ½ in two years, 1/3 in three years and 1/3 in four years.  You will also be eligible for a $600 per month car allowance, and other allowances for tax planning and Kansas City Club dues.  In addition you would be eligible for our management pension plan, 401(k) savings plan, supplemental retirement (SERP), deferred compensation plan, “change in control” severance plan, and our flexible benefits “cafeteria” plan.
Copies of the Change in Control and SERP agreements are enclosed.

Great Plains will pay all reasonable costs of your relocation to Kansas City from New York including moving expenses and temporary living expenses.  While your wife is in New York, we will cover plane fare for weekly trips back to New York during your relocation period.  We prefer that you handle the sale of your existing residence but in the event you are unable to consummate the sale by 12/31/03, Great Plains would be willing to buy your house at a price based on the average of three independent appraisals.

This offer is contingent upon your successfully passing a physical exam as well as a background check.

Great Plains Energy
September 10, 2003

We are excited about the future and look forward to welcoming you as Chief Executive Officer.

I will call you early afternoon on Friday.  Please contact me at the following numbers if you will not be available: 816-932-3707 (office) / 913-362-6070 (home).

Best regards.

Sincerely,

/s/ Robert H. West
Robert H. West

September 16, 2003

Mr. Michael Chesser
4 East 95th Street
New York, New York 10128

Dear Mike:

This letter is a supplemental to my September 10 letter concerning the terms of your employment as Chairman and Chief Executive Officer of Great Plains Energy.

We have agreed on the following items:

•	If you are terminated without cause prior to age 63, you will be entitled to three times annual salary and bonus, consistent with the terms of the company’s Change-of Control Employment Agreement.
After age 63 your termination benefit will be salary and bonus until age 65.

•	Your annual incentive bonus for 2003 will be paid at target or at the actual level of plan payout for 2003, whichever is greater, prorated for your three months service for that plan year.

•	The one-time award of restricted stock with a value of $1.1 million will include the accruals of dividends, with dividends paid as vested performance shares are received by you.

•
The special restricted stock award will vest fully in the event of a change in control, and vesting will be accelerated, pro rata, to the date of your termination without cause, or your death, should either of those events occur.

•	You will be credited with two years of service for every one year of service earned under the company’s pension plan. Your pension benefit will vest in accordance with the provisions of the plan.

•	You will be entitled to four weeks vacation.

•	Your relocation cost reimbursement will include the real estate agent’s commission in connection with the sale of your New York residence.

Mike, I believe this covers all the points of our discussions, but if there are questions or other open issues needing clarification, please let me or Bill Nelson know.

Sincerely,

/s/ Robert H. West
Robert H. West